                                                                      EXHIBIT 11

                        TALX CORPORATION AND SUBSIDIARIES
          STATEMENT REGARDING COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                   (unaudited)

                                                                       THREE MONTHS ENDED DEC. 31,     NINE MONTHS ENDED DEC. 31,
                                                                       ----------------------------    ---------------------------
                                                                           2001            2002            2001           2002
                                                                       ------------    ------------    ------------   ------------
                                                                        (RESTATED)                      (RESTATED)
Basic Earnings Per Share:

Actual shares outstanding - beginning of period                          13,919,282      13,948,542       9,404,439     13,909,714
Weighted average number of common shares issued(1)(2)                      (169,775)       (268,239)      2,834,134       (133,039)
                                                                       ------------    ------------    ------------   ------------
Weighted average number of common shares outstanding - end of period     13,749,507      13,680,303      12,238,573     13,776,675
                                                                       ============    ============    ============   ============

Net earnings                                                           $  3,303,000    $  4,170,000    $  2,502,000   $  8,723,000
                                                                       ============    ============    ============   ============

Basic earnings per common share                                        $       0.24    $       0.30    $       0.20   $       0.63
                                                                       ============    ============    ============   ============



Diluted Earnings Per Share:

Actual shares outstanding - beginning of period                          13,919,282      13,948,542       9,404,439     13,909,714
Weighted average number of common shares issued(1)(2)                       548,743         159,354       3,737,835        338,643
                                                                       ------------    ------------    ------------   ------------
Weighted average number of common shares outstanding - end of period     14,468,025      14,107,896      13,142,274     14,248,357
                                                                       ============    ============    ============   ============

Net earnings                                                           $  3,303,000    $  4,170,000    $  2,502,000   $  8,723,000
                                                                       ============    ============    ============   ============

Diluted earnings per common share                                      $       0.23    $       0.30    $       0.19   $       0.61
                                                                       ============    ============    ============   ============

(1) Basic and diluted earnings per share has been computed using the number of shares of common stock and common stock options and warrants outstanding. The weighted average number of shares is based on common stock outstanding for basic earnings per share and common stock outstanding and common stock options and warrants for diluted earnings per share in periods when such common stock options and warrants are not antidilutive.

(2) Includes the effect of a 10% stock dividend declared September 6, 2001 payable October 18, 2001 to shareholders of record on September 20, 2001.